MassMutual Select Funds – N-SAR Exhibits

For Period Ending 12/31/09
File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Select Overseas Fund (Series 20)

On October 13, 2009, Registrant purchased 3,324 shares issued by BNP Paribas at a price of €40.00 EUR per share, amounting to a €132,960 EUR aggregate purchase price.  Lazard-NATIXIS, an affiliate of Harris Associates L.P., participated in the underwriting syndicate.  BNP Paribas was the broker from whom the Fund purchased shares.

MassMutual Select Small Company Growth Fund (Series 23)

On August 11, 2009, Registrant purchased 360 shares issued by Emdeon Inc at a price of $15.50 per share, amounting to a $5,580 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley was the broker from whom the Fund purchased shares.

MassMutual Select Strategic Balanced Fund (Series 32)

On November 18, 2009, Registrant purchased 800 shares issued by SVB Financial Group at a price of $38.50 per share, amounting to a $30,800 aggregate purchase price.  J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate.  Merrill Lynch & Co. was the broker from whom the Fund purchased shares.

On December 15, 2009, Registrant purchased 9,600 shares issued by Wells Fargo at a price of $25.00 per share, amounting to a $240,000 aggregate purchase price.  J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate.  Goldman Sachs & Co. was the broker from whom the Fund purchased shares.

MassMutual Select Global Allocation Fund (Series 42)

On December 16, 2009, Registrant purchased 184,713,800 shares issued by Citigroup, Inc. at a price of $3.15 per share, amounting to a $581,848,470 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, and PNC, an affiliate of BlackRock Investment Management, LLC, participated in the underwriting syndicate.  Citigroup Global Markets Inc. was the broker from whom the Fund purchased shares.